Exhibit 99.1

McGrath RentCorp Announces First Quarter Results; Q1 2004 EPS of
$0.47; Company Launches Modular Rental Business in Florida

    LIVERMORE, Calif.--(BUSINESS WIRE)--May 5, 2004--McGrath RentCorp (Nasdaq:MGRC), a leading rental provider of modular buildings for classroom and office space, and test equipment for communications, fiber optic and general purpose needs, today announced revenues for the quarter ended March 31, 2004 of $29.9 million, compared to $27.5 million in first quarter 2003. The Company reported net income of $5.7 million, or $0.47 per share, compared to $4.9 million, or $0.40 per share in first quarter 2003.
    The Company's Mobile Modular division's rental operations revenues increased 11% as a result of continued strength in the educational market resulting in an 8% increase of pre-tax income to $8.4 million. For Enviroplex, the Company's classroom manufacturer, sales increased to $1.3 million with quarter-end backlog declining to $6.7 million from $12.2 million a year ago due to several large projects booked in the prior year quarterly period. For RenTelco, the Company's communications test equipment rental division, rental revenues increased 18% to $3.2 million from a year ago and contributed $1.1 million in pre-tax earnings, of which approximately $0.8 million derived from selling underutilized equipment.
    Separately, on May 3, 2004 the Company announced that it has agreed to acquire substantially all the assets of Technology Rentals & Services (TRS), a division of CIT Group Inc (NYSE:CIT). The transaction is for approximately $116 million in cash and is expected to close by May 31, 2004. The Company intends to finance the transaction from a revolving line of credit facility with its banks and a fixed-rate Senior Note.
    "While we are moving forward with new growth initiatives for the Company, each of our core rental business has again demonstrated solid results," stated Dennis Kakures, President and CEO. "Our quarter-over-quarter rental revenue increases of 7% for our modular business and 18% for our improving test equipment business speaks greatly to the strength of each business model. With the TRS acquisition, our test equipment business will increase significantly in size and rental revenues overnight. We are very focused on a smooth integration of TRS and RenTelco and know how critical this effort is to our success going forward. We are driven by the opportunity to create the premier test equipment rental business in North America as measured by rental revenues, breadth of inventory offered, technology application expertise, and customer following.
    "In support of our strategic planning focus of creating more opportunities to grow our core rental businesses, in the first quarter we launched modular operations in the state of Florida. In April, we were successful in securing our first classroom rental order for 35 buildings. We believe there are many similar dynamics between the Florida and California school markets. While our Florida initiative leverages our educational rental expertise, it will take time to develop into meaningful earnings. However, the enduring engine provided by these new educational rentals will serve us well in the years ahead. There is a great deal of excitement within the Company surrounding the TRS acquisition, Florida initiative, and our prospects for growth.
    "We are also very pleased to announce that Tom Sauer will be continuing on as Chief Financial Officer to serve our growing business. We will look to fill the senior financial planning and analysis role that Tom was targeted to fill from outside the Company."

    FIRST QUARTER 2004 HIGHLIGHTS (AS COMPARED TO FIRST QUARTER 2003)

    -- Rental revenues increased 9% to $20.0 million. Within rental revenues, Mobile Modular increased 7% to $16.8 million, and RenTelco increased 18% to $3.2 million.

    -- Sales revenues decreased 4% to $5.1 million resulting from decreased equipment sales by Mobile Modular. Overall gross margin on sales increased to 38.0% in 2004 from 30.2% in 2003. Sales revenues can fluctuate from quarter to quarter and year to year depending on customer requirements and funding.

    -- Depreciation of rental equipment increased 5% to $3.3 million driven primarily by Mobile Modular's additions to its rental fleet during the prior year.

    -- Operating cash flow declined 41% to $7.8 million, primarily due to the slower collection of certain accounts receivable of MMMC and Enviroplex in 2004. Debt decreased $3.3 million during the quarter to $43.9 million, with the Company's total liabilities to equity ratio decreasing from 1.25 to 1 at December 31, 2003 to 1.19 to 1 as of March 31, 2004. At March 31, 2004, the Company, under existing bank lines of credit, had capacity to borrow up to an additional $97.1 million.

    -- Dividend rate increased to $0.22 per share for the first quarter 2004. On an annualized basis, this dividend represents a 2.8% yield on the May 4, 2004 close price of $31.66.

    It is suggested that the press release be read in conjunction with the financial statements and notes thereto included in the Company's latest Form 10-K and Forms 10-Q. You can visit the Company's web site at www.mgrc.com to access information on McGrath RentCorp, including the latest filings on Form 10-K and Form 10-Q.

    FINANCIAL GUIDANCE

    The Company currently expects its 2004 full-year earnings per share to be in a range of $2.00 to $2.10 per diluted share. This guidance excludes any potential accretive impact in 2004 of the TRS acquisition noted above. Such a forward-looking statement reflects McGrath RentCorp's expectations as of May 5, 2004. Results may be materially affected by many factors, as outlined in the "forward-looking statements" paragraph at the end of this press release.

    CORPORATE GOVERNANCE

    Management and the Company's board of directors have recently updated its corporate governance practices, which can be accessed in the investor relations section of the Company's web site at www.mgrc.com.

    About McGrath RentCorp

    Founded in 1979, the Company, under the trade name Mobile Modular Management Corporation, rents and sells modular buildings to fulfill customer's temporary and permanent space needs in California, Texas and Florida. Mobile Modular believes it is the largest provider of relocatable classrooms for rental to school districts for grades K - 12 in California. McGrath RentCorp's majority owned subsidiary, Enviroplex, Inc., manufactures and sells classrooms directly to school districts in California.
    The Company's RenTelco division rents and sells electronic test equipment and is recognized as the leader in communications and fiber-optic test equipment rentals throughout the U.S.

    CONFERENCE CALL NOTE: As previously announced in its press release of April 21, 2004, McGrath RentCorp will host a conference call at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) on May 5, 2004 to discuss the first quarter 2004 results. To participate in the teleconference, dial 1-800-240-6709 (international callers dial 1-303-262-2211). In addition, a live webcast and replay of the call may be found in the investor relations section of the Company's website at www.mgrc.com. Telephone replay of the call will be available for 48 hours following the call by dialing 1-800-405-2236 (in the U.S.) or 1-303-590-3300 (outside the U.S.). The pass code for the call replay is 577670#.

    This press release contains statements, which constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements appear in a number of places. Such statements can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "estimates," "will," "should," "plans" or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy. These include the expectation that the TRS transaction will close by May 31, 2004, our expectation regarding new growth initiatives for the Company, our expectation for a smooth integration of the TRS acquisition with our RenTelco business, our expectation of creating the premier test equipment rental business in North America, the belief that there are many similar dynamics in the California and Florida school markets, that the Florida new educational rentals will create an enduring economic engine that will serve us well in the future, our general expectations for growth for the Company, our annualized dividend yield, and our guidance on per share earnings range for 2004. These forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties. Actual results may vary materially from those in the forward-looking statements as a result of various factors. These factors include the effectiveness of management's strategies and decisions, general economic and business conditions, the condition of the telecommunications industry, new or modified statutory or regulatory requirements, continuing demand for modular products, timely delivery and installation of modular products, delays of future sales projects, changing prices and market conditions, that we may not successfully consummate the TRS acquisition, the acquired TRS assets may not be integrated successfully and that the TRS transaction may have a negative impact on our future business or operations, that there may be unanticipated costs of integrating the acquired assets, that our Florida initiatives may not be successful or provide meaningful revenue or earnings, and that we may have difficulties in managing a larger, more geographically dispersed organization. There may be other factors not listed above that could cause actual results to vary materially from the forward-looking statements described in this press release.



MCGRATH RENTCORP
Consolidated earnings, balance sheet and segment data follow:
(in thousands, except per share amounts)
----------------------------------------------------------------------
                                                Three Months Ended
                                                     March 31
                                             -------------------------
                                                2004         2003
-------------------------------------------- ------------ ------------
REVENUES
--------------------------------------------
  Rental                                        $ 20,023     $ 18,441
  Rental Related Services                          4,544        3,547
                                             ------------ ------------
    Rental Operations                             24,567       21,988
  Sales                                            5,083        5,277
  Other                                              229          196
                                             ------------ ------------
      Total Revenues                              29,879       27,461
                                             ------------ ------------
COSTS AND EXPENSES
--------------------------------------------
  Direct Costs of Rental Operations
    Depreciation of Rental Equipment               3,261        3,115
    Rental Related Services                        2,675        2,161
    Other                                          4,644        4,413
                                             ------------ ------------
      Total Direct Costs of Rental
       Operations                                 10,580        9,689
  Costs of Sales                                   3,151        3,684
                                             ------------ ------------
      Total Costs                                 13,731       13,373
                                             ------------ ------------
        Gross Margin                              16,148       14,088
  Selling and Administrative                       6,057        5,340
                                             ------------ ------------
    Income from Operations                        10,091        8,748
  Interest                                           540          690
                                             ------------ ------------
    Income Before Provision for Income Taxes       9,551        8,058
  Provision for Income Taxes                       3,811        3,215
                                             ------------ ------------
    Income Before Minority Interest                5,740        4,843
  Minority Interest in Income (Loss) of
   Subsidiary                                          2          (46)
                                             ------------ ------------
    Net Income                                  $  5,738     $  4,889
                                             ============ ============
Earnings Per Share:
  Basic                                         $   0.47     $   0.40
  Diluted                                       $   0.47     $   0.40
Shares Used in Per Share Calculation:
  Basic                                           12,126       12,261
  Diluted                                         12,303       12,350


                                              March 31,   December 31,
BALANCE SHEET DATA                              2004         2003
-------------------------------------------- ------------ ------------
Rental Equipment, net                           $232,894     $232,046
Total Assets                                     322,641      323,858
Notes Payable                                     43,932       47,266
Shareholders' Equity                             147,391      143,978


SEGMENT DATA
----------------------------------------------------------------------
(in thousands)           Modulars  Electronics Enviroplex Consolidated
                         --------- ----------- ---------- ------------
Three Months Ended
March 31,
------------------------
2004
Rental Revenues          $ 16,797     $ 3,226     $   --     $ 20,023
Rental Related Services
 Revenues                   4,420         124         --        4,544
Sales and Other Revenues    1,904       2,114      1,294        5,312
Total Revenues             23,121       5,464      1,294       29,879
Depreciation of Rental
 Equipment                  2,006       1,255         --        3,261
Interest Expense
 (Income) Allocation          519          63        (42)         540
Income before Provision
 for Income Taxes           8,431       1,105         15        9,551
Rental Equipment
 Acquisitions               4,350       1,292         --        5,642
Accounts Receivable, net
 (period end)              22,433       3,887      2,985       29,305
Rental Equipment, at
 cost (period end)        308,075      33,484         --      341,559
Rental Equipment, net
 book value (period end)  217,386      15,508         --      232,894
Utilization (period end)
 (1)                         84.2%       47.3%
Average Utilization (1)      84.3%       46.3%

2003
Rental Revenues          $ 15,703     $ 2,738     $   --     $ 18,441
Rental Related Services
 Revenues                   3,427         120         --        3,547
Sales and Other Revenues    2,582       2,063        828        5,473
Total Revenues             21,712       4,921        828       27,461
Depreciation of Rental
 Equipment                  1,740       1,375         --        3,115
Interest Expense
 (Income) Allocation          652          96        (58)         690
Income before Provision
 for Income Taxes           7,840         600       (382)       8,058
Rental Equipment
 Acquisitions               2,897         757         --        3,654
Accounts Receivable, net
 (period end)              21,535       3,475      2,010       27,020
Rental Equipment, at
 cost (period end)        287,147      37,801         --      324,948
Rental Equipment, net
 book value (period end)  200,766      19,393         --      220,159
Utilization (period end)
 (1)                         82.9%       44.2%
Average Utilization (1)      83.8%       42.8%
----------------------------------------------------------------------

(1) Utilization is calculated each month by dividing the cost of rental equipment on rent by the total cost of rental equipment excluding new equipment inventory and accessory equipment. The average utilization for the period is calculated using the average costs of rental equipment.

    CONTACT: McGrath RentCorp
             Thomas J. Sauer, 925-606-9200